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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF DESIGNATION

                OF THE BOARD OF DIRECTORS OF EUROBANCSHARES, INC.

                     NONCUMULATIVE PREFERRED STOCK, SERIES A

         We, the undersigned, President and Secretary of EuroBancshares, Inc. (hereinafter called "EuroBancshares"), a corporation organized under the laws of the Commonwealth of Puerto Rico, do hereby certify that, pursuant to the authority conferred upon the Board of Directors of EuroBancshares by the Certificate of Incorporation of EuroBancshares, the Board of Directors on March 15, 2004 adopted the following resolutions creating a series of 600,000 shares of Serial Preferred Stock designated as the "Noncumulative Preferred Stock, Series A."

                  WHEREAS, EuroBancshares, Eurobank ("Eurobank"), a commercial bank duly organized and existing under the laws of the Commonwealth of Puerto Rico, and The Bank and Trust of Puerto Rico, a commercial bank duly organized and existing under the laws of the Commonwealth of Puerto Rico ("B&T"), are parties to that certain Agreement and Plan of Merger dated as of February 24, 2004 (the "Merger Agreement") pursuant to which EuroBancshares will acquire all of the issued and outstanding shares of capital stock of B&T through the merger of B&T with and into Eurobank (the "Merger");

                  WHEREAS, pursuant to the terms of the Merger Agreement, certain shareholders of B&T that own one or more shares of (i) Series A 7.50% noncumulative, convertible, perpetual, monthly income, preferred stock, par value $10.00 per share, of B&T, or (ii) Series B 9.625% noncumulative, nonconvertible, term monthly, preferred stock, par value $10.00 per share, of B&T ("B&T Preferred Stock") will be entitled to receive a number of shares of Noncumulative Preferred Stock, Series A of EuroBancshares as described in the Merger Agreement; and

                  WHEREAS, the Board of Directors of EuroBancshares deems it advisable and in the best interests of EuroBancshares and its shareholders to designate a series of preferred stock of EuroBancshares to be issued to holders of the B&T Series B Preferred Stock pursuant to the Merger.

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of EuroBancshares in accordance with the provisions of its Certificate of Incorporation, a series of Serial Preferred Stock of EuroBancshares be and it hereby is created.

                  FURTHER RESOLVED, that the Board of Directors has determined that the preferences and relative, participating, optional or other special rights of the shares of such series of preferred stock, and the qualifications, limitations or restrictions thereof, as stated and expressed herein, are under the circumstances prevailing on the date hereof fair and equitable to all the existing shareholders of EuroBancshares.

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                  FURTHER RESOLVED, that the designation and amount of such
         series and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series of preferred stock, and the qualifications, limitations or restrictions thereof are as follows:

         A.       DESIGNATION AND AMOUNT

                  The shares of such series of preferred stock shall be designated as the "Noncumulative Preferred Stock Series A" (hereinafter called the "Series A Preferred Stock"), and the number of authorized shares constituting such series shall be 600,000, par value $0.01 per share.

         B.       DIVIDENDS

                  1. Holders of record of the Series A Preferred Stock ("Holders") will be entitled to receive, when, as and if declared by the Board of Directors of EuroBancshares or an authorized committee thereof (the "Board of Directors"), out of funds of EuroBancshares legally available therefor, monthly noncumulative cash dividends payable on the last day of each calendar month (each a "Dividend Payment Date") at a rate per annum equal to 6.825% (the "Dividend Rate").

                  2. Dividends on the Series A Preferred Stock will accrue from their date of original issuance and will be payable (when, as and if declared by the Board of Directors of EuroBancshares out of funds of EuroBancshares legally available therefor) in arrears in United States dollars commencing on May 31, 2004, and on each Dividend Payment Date thereafter to the holders of record of the Series A Preferred Stock as they appear on the books of EuroBancshares on the fifteenth day of the month for which the dividends are payable. In the event that any date on which dividends are payable is not a Business Day (as defined below), then payment of the dividend payable on such date will be made on the next succeeding Business Day without any interest or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the Business Day immediately preceding the relevant date of payment, in each case with the same force and effect as if made on such date. A "Business Day" is a day other than a Saturday, Sunday or any other day on which banking institutions in San Juan, Puerto Rico are permitted or required by any applicable law to close.

                  3. Dividends on the Series A Preferred Stock will be noncumulative. EuroBancshares is not obligated or required to declare or pay dividends on the Series A Preferred Stock, even if it has funds available for the payment of such dividends. If the Board of Directors of EuroBancshares does not declare a dividend payable on a Dividend Payment Date in respect of the Series A Preferred Stock, then the holders of such Series A Preferred Stock shall have no right to receive a dividend in respect of the dividend period ending on such Dividend Payment Date and EuroBancshares will have no obligation to pay the dividend accrued for such dividend period or to pay any interest thereon, whether or not

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         dividends on such Series A Preferred Sock are declared for any future dividend period.

                  4. The amount of dividends payable for any dividend period will be computed on the basis of the actual number of days in the dividend period concerned divided by 360.

                  5. Subject to any applicable fiscal or other laws and regulations, each dividend payment will be made by dollar check drawn on a bank in San Juan, Puerto Rico and mailed to the record holder thereof at such holder's address as it appears on the register for such Series A Preferred Stock.

                  6. So long as any shares of the Series A Preferred Stock remain outstanding, EuroBancshares shall not declare, set apart or pay any dividend or make any other distribution of assets (other than dividends paid or other distributions made in stock of EuroBancshares ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of EuroBancshares) on, or redeem, purchase, set apart or otherwise acquire (except upon conversion or exchange for stock of EuroBancshares ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of EuroBancshares), shares of common stock or of any other class of stock of EuroBancshares ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of EuroBancshares, unless (i) all accrued and unpaid dividends on the Series A Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding Dividend Payment Date shall have been paid or are paid contemporaneously and the full monthly dividend on the Series A Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment, and (ii) EuroBancshares has not defaulted in the payment of the redemption price of any shares of Series A Preferred Stock called for redemption.

                  7. When dividends are not paid in full on the Series A Preferred Stock and any other shares of stock of EuroBancshares ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any such other shares of stock of EuroBancshares will be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and any such other shares of stock will in all cases bear to each other the same ratio that the accrued dividends per share on the Series A Preferred Stock for the then current dividend period bears to the accrued dividends per share on such other shares of stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend).

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                  8.       Holders of record of the Series A Preferred Stock
         will not be entitled to any dividend, whether payable in cash, property or stock, in excess of the dividends provided for herein on the shares of Series A Preferred Stock.

         C.       CONVERSION

                  1. The Series A Preferred Stock will not be convertible into or exchangeable for any other securities of EuroBancshares.

         D.       REDEMPTION AT THE OPTION OF EUROBANCSHARES

                  1. The shares of the Series A Preferred Stock will be redeemable in whole or in part at any time and from time to time at the option of EuroBancshares, with the consent of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to the extent required by D. 6 below, upon not less than thirty nor more than sixty days' notice by mail, at the redemption price of $25.00 per share, plus accrued and unpaid dividends from the dividend payment date immediately preceding the redemption date (without any cumulation for unpaid dividends for prior dividend periods on the Series A Preferred Stock) to the date fixed for redemption.

                  2. In the event that less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed in any redemption at the option of EuroBancshares, the total number of shares to be redeemed in such redemption shall be determined by the Board of Directors and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the Board of Directors or by such other method as the Board of Directors may approve and deem equitable, including any method to conform to any rule or regulation of any national or regional stock exchange or automated quotation system upon which the shares of the Series A Preferred Stock may at the time be listed or eligible for quotation.

                  3. Notice of any proposed redemption shall be given by EuroBancshares by mailing a copy of such notice to the holders of record of the shares of Series A Preferred Stock to be redeemed, at their address of record, not more than sixty nor less than thirty days prior to the redemption date. The notice of redemption to each holder of shares of Series A Preferred Stock shall specify the number of shares of Series A Preferred Stock to be redeemed, the redemption date and the redemption price payable to such holder upon redemption, and shall state that from and after said date dividends thereon will cease to accrue. If less than all the shares owned by a holder are then to be redeemed at the option of EuroBancshares, the notice shall also specify the number of shares of Series A Preferred Stock which are to be redeemed and the numbers of the certificates representing such shares. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice; and failure duly to give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption shall not affect

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         the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.

                  4. Notice having been mailed as aforesaid, from and after the redemption date (unless default be made in the payment of the redemption price for any shares to be redeemed), all dividends on the shares of Series A Preferred Stock called for redemption shall cease to accrue and all rights of the holders of such shares as stockholders of EuroBancshares by reason of the ownership of such shares (except the right to receive the redemption price, on presentation and surrender of the respective certificates representing the redeemed shares), shall cease on the redemption date, and such shares shall not after the redemption date be deemed to be outstanding. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares.

                  5. Any shares of the Series A Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

                  6. To the extent required to have the Series A Preferred Stock treated as Tier 1 capital for regulatory capital purposes or otherwise required by applicable regulations of the Federal Reserve, the shares of Series A Preferred Stock may not be redeemed by EuroBancshares without the prior consent of the Federal Reserve.

         E.       LIQUIDATION PREFERENCE

                  1. Upon any voluntary or involuntary liquidation, dissolution, or winding up of EuroBancshares, the then record holders of shares of Series A Preferred Stock will be entitled to receive out of the assets of EuroBancshares available for distribution to shareholders, before any distribution is made to holders of common stock or any other equity securities of EuroBancshares ranking junior upon liquidation to the Series A Preferred Stock, distributions upon liquidation in the amount of $25.00 per share plus an amount equal to any accrued and unpaid dividends (without any cumulation for unpaid dividends for prior dividend periods on the Series A Preferred Stock) for the current dividend period to the date of payment. Such amount shall be paid to the holders of the Series A Preferred Stock prior to any payment or distribution to the holders of the common stock of EuroBancshares or of any other class of stock or series thereof of EuroBancshares ranking junior to the Series A Preferred Stock in respect of dividends or as to the distribution of assets upon liquidation.

                  2. If upon any voluntary or involuntary liquidation, dissolution or winding up of EuroBancshares, the amounts payable with respect to the Series A Preferred Stock and any other shares of stock of EuroBancshares ranking as to

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         any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of EuroBancshares in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they would otherwise be entitled, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of EuroBancshares.

                  3. Neither the consolidation or merger of EuroBancshares with any other corporation, nor any sale, lease or conveyance of all or any part of the property or business of EuroBancshares, shall be deemed to be a liquidation, dissolution, or winding up of EuroBancshares.

         F.       VOTING RIGHTS

                  1. Except as described below or otherwise required by applicable law, holders of the Series A Preferred Stock will not be entitled to receive notice of or attend or vote at any meeting of stockholders of EuroBancshares.

                  2. If EuroBancshares does not pay dividends in full on the Series A Preferred Stock for eighteen consecutive monthly dividend periods, the holders of the outstanding shares of the Series A Preferred Stock, together with the holders of any other shares of stock of EuroBancshares having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class without regard to series, will be entitled, by written notice to EuroBancshares given by the holders of a majority in liquidation preference of such shares or by ordinary resolution passed by the holders of a majority in liquidation preference of such shares present in person or by proxy at a separate general meeting of such holders convened for the purpose, to appoint two additional members of the Board of Directors of EuroBancshares, to remove any such member from office and to appoint another person in place of such member. Not later than 30 days after such entitlement arises, if written notice by a majority of the holders of such shares has not been given as provided for in the preceding sentence, the Board of Directors or an authorized committee thereof will convene a separate general meeting for the above purpose. If the Board of Directors or such authorized committee fails to convene such meeting within such 30-day period, the holders of 10% of the outstanding shares of the Series A Preferred Stock and any such other stock will be entitled to convene such meeting. The provisions of the Certificate of Incorporation and Bylaws of EuroBancshares relating to the convening and conduct of general meetings of shareholders will apply with respect to any such separate general meeting. Any member of the Board of Directors so appointed shall vacate office if, following the event which gave rise to such appointment, EuroBancshares shall have resumed the payment of dividends in full on the Series A Preferred Stock and each such other series of stock for twelve consecutive monthly dividend periods. EuroBancshares shall take such action as may be required to give effect to the voting rights provided herein.

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                  3.       Any amendment, alteration or repeal of the rights,
         preferences and privileges of the Series A Preferred Stock by way of amendment of EuroBancshares' Certificate of Incorporation whether by merger or otherwise (including, without limitation, the authorization or issuance of any shares of EuroBancshares ranking, as to dividend rights or rights on liquidation, winding up and dissolution, senior to the Series A Preferred Stock) which would materially and adversely affect the powers, preferences or special rights of the Series A Preferred Stock shall not be effective (unless otherwise required by applicable law) except with the consent in writing of the holders of at least two thirds of the outstanding aggregate liquidation preference of the outstanding shares of the Series A Preferred Stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two thirds of the aggregate liquidation preference of the outstanding shares of the Series A Preferred Stock. Notwithstanding the foregoing, EuroBancshares may, without the consent or sanction of the holders of the Series A Preferred Stock, authorize and issue shares of EuroBancshares ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the Series A Preferred Stock. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                  4. No vote of the holders of the Series A Preferred Stock will be required for EuroBancshares to redeem or purchase and cancel the Series A Preferred Stock in accordance with the Certificate of Incorporation of EuroBancshares.

                  5. EuroBancshares will cause a notice of any meeting at which holders of the Series A Preferred Stock are entitled to vote to be mailed to each record holder of Series A Preferred Stock. Each such notice will include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution to be proposed for adoption at such meeting on which such holders are entitled to vote, and (iii) instructions for deliveries of proxies.

                  6. Except as set forth in this Section F, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth herein) for taking any corporate action.

         G.       RANK

                  The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of EuroBancshares and to all other equity securities issued by EuroBancshares the terms of which specifically provide that such equity securities will rank junior to the Series A Preferred Stock (or to a number of series of

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         preferred stock which includes the Series A Preferred Stock); (ii) on a parity with all other equity securities issued by EuroBancshares the terms of which specifically provide that such equity securities will rank on a parity with the Series A Preferred Stock (or with a number of series of preferred stock which includes the Series A Preferred Stock); and (iii) subject to the provisions of F.2 hereof, junior to all equity securities issued by EuroBancshares the terms of which specifically provide that such equity securities will rank senior to the Series A Preferred Stock (or to a number of series of preferred stock which includes the Series A Preferred Stock). For this purpose, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities.

         H. FORM OF CERTIFICATE FOR SERIES A PREFERRED STOCK; TRANSFER AND REGISTRATION

                  1. The Series A Preferred Stock shall be issued in registered form only. EuroBancshares may treat the record holder of a share of Series A Preferred Stock, including any holder that holds such share on behalf of any other person, as such record holder appears on the books of the registrar for the Series A Preferred Stock, as the sole owner of such share for all purposes.

                  2. The transfer of a share of Series A Preferred Stock may be registered upon the surrender of the certificate evidencing the share of Series A Preferred Stock to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the office of the transfer agent and registrar.

                  3. Registration of transfers of shares of Series A Preferred Stock will be effected without charge by or on behalf of EuroBancshares, but upon payment (or the giving of such indemnity as the transfer agent and registrar may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

                  4. EuroBancshares will not be required to register the transfer of a share of Series A Preferred Stock after such share has been called for redemption.

         I.       REPLACEMENT OF LOST CERTIFICATES

                  If any certificate for a share of Series A Preferred Stock is mutilated or alleged to have been lost, stolen or destroyed, a new certificate representing the same share shall be issued to the holder upon request subject to delivery of the old certificate or, if alleged to have been lost, stolen or destroyed, compliance with such conditions as to evidence, indemnity and the payment of out-of-pocket expenses of EuroBancshares in connection with the request as the Board of Directors of EuroBancshares may determine.

         J.       NO PREEMPTIVE RIGHTS

                  Holders of the Series A Preferred Stock will have no preemptive or preferential rights to purchase any securities of EuroBancshares.

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         K.       NO REPURCHASE AT THE OPTION OF HOLDERS; MISCELLANEOUS

                  Holders of Series A Preferred Stock will have no right to require EuroBancshares to redeem or repurchase any shares of Series A Preferred Stock, and the shares of Series A Preferred Stock are not subject to any sinking fund or similar obligation. EuroBancshares may, at its option, purchase shares of the Series A Preferred Stock from holders thereof from time to time, by tender, in privately negotiated transactions or otherwise.

         The undersigned hereby certify that the foregoing resolutions were duly authorized in accordance with the provisions of the Puerto Rico General Corporation Law of 1995.

                            [Signature Page Follows]

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                 [Signature Page to Certificate of Designation]

         IN WITNESS WHEREOF, EuroBancshares has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its President and its Secretary, this ___ the day of April, 2004.

                                           EUROBANCSHARES, INC.

                                           By: /s/ Rafael Arrillaga Torrens, Jr.
                                              ----------------------------------
                                               Rafael Arrillaga-Torrens, Jr.
                                               President
[CORPORATE SEAL]

                                           By: /s/  Yadira R. Mercado
                                              ----------------------------------
                                               Yadira R. Mercado
                                               Secretary


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